701 North Haven Ave., Suite 350
Ontario, CA 91764
(909) 980-4030

Press Release
For Immediate Release

Contact:  D. Linn Wiley
     President and CEO
     (909) 980-4030

CVB Financial Corp. Names New President and CEO

Ontario, California, June 2, 2006    George A. Borba, Chairman of the Board of CVB Financial Corp. (NASDAQ:CVBF), today announced the appointment of Christopher D. Myers as President and Chief Executive Officer of CVB Financial Corp. and its wholly owned subsidiary, Citizens Business Bank. The appointment will become effective August 1, 2006. Myers will also join the Board of Directors of both CVB Financial Corp. and Citizens Business Bank at that time. Mr. Myers will be granted 50,000 shares of restricted common stock as part of his employment agreement. It will vest in equal annual installments over a five-year period.

“We are delighted to have Chris joining us in this leadership position at this very important time for our company,” Borba said. “He is uniquely qualified to lead us into the future of this dynamic financial services industry.”

Myers commented that, “I am extremely pleased to be given this exceptional opportunity to lead this great bank.” Myers added, “CVB Financial Corp. and Citizens Business Bank have distinguished themselves as true leaders in this financial services industry. I expect to help continue this tradition of success.”

Chris Myers has been with Mellon First Business Bank for the past ten years. He has served as Chairman and Chief Executive Officer of Mellon First Business Bank for the last two years. Mellon First Business Bank has approximately $3.5 billion in assets. They are headquartered in Los Angeles with additional offices in the Inland Empire, Orange County and the San Fernando Valley.

Myers began his career with First Interstate Bank. He completed their extensive commercial loan training program, and progressed through their management ranks to become Vice President and Manager of the Westwood Office. He later joined Bank of the West (Sanwa Bank of California) as Commercial Banking Center Manager for the San Fernando Valley and West Los Angeles.

Myers is a native of Southern California. He attended La Canada High School, where he was recognized as a scholar athlete. He played on their championship football team, and was named student athlete of the year for the San Gabriel Valley.

He received his Bachelor of Arts Degree from Harvard University, and a Master of Business Administration Degree in Finance and Marketing from the University of California at Los Angeles. Harvard University won two Ivy League championship titles during Myers three years as a starter at defensive safety for the team.

Linn Wiley has been the President and Chief Executive Officer of CVB Financial Corp. and Citizens Business Bank for the past fifteen years. During that time, Citizens Business Bank has grown from 14 business financial centers to 40 business financial centers and from approximately $500 million in assets to more than $5.5 billion in assets. Annual earnings have increased from approximately $8.0 million to more than $70.0 million, and the market value of CVB Financial Corp. common stock has grown from $54 million to $1.25 billion.

Wiley said, “Chris Myers is an ideal selection for the position. He has a great background and extensive experience in business banking. He knows our business and he knows our markets. Chris is first-class in every respect.” Wiley will remain with CVB Financial Corp. as a Vice Chairman on the Board of Directors.

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